Exhibit 99.1

Laser Photonics Provides Update on NASDAQ Notice of Delisting for Failure to Satisfy a Continued Listing Rule or Standard

Orlando, Fla., June 16, 2025 – Laser Photonics Corporation (LPC) (NASDAQ: LASE), a leading global industrial developer of CleanTech Laser Systems for laser cleaning and other applications, today announced that it has received an extension until the close of business on June 20, 2025 to submit its 10-K for the period ended December 31, 2024 and its 10-Q for the period ended March 31, 2025, or provide NASDAQ with a plan to regain compliance. The Company continues to work closely with its auditors to resolve the outstanding issues and file these reports as expeditiously as possible.

On May 22, 2025, it received a notice from Nasdaq Listing Qualifications department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that since it had not received the Company’s Form 10-Q for the period ended March 31, 2025 (“1Q25”), and because the Company remains delinquent in filing its Form 10-K for the period ended December 31, 2024 (the “Initial Delinquent Filing”), the Company does not comply with Nasdaq’s Listing Rules for continued listing. Nasdaq stated that in accordance with its letter dated April 16, 2025, the Company has until June 16, 2025, to submit a plan to regain compliance with respect to these delinquent reports. Nasdaq can grant an exception to allow the Company to regain compliance up to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or October 13, 2025.

The delays in filing the 10-K for 2024 have caused delays to filing the 10-Q for 1Q25 and are primarily due to LPC’s acquisition of certain assets of CMS in November 2024 (the “November Transaction”), approximately six weeks before the end of LPC’s fiscal year, for approximately $1 million out of the bankruptcy proceedings of CMS’s former parent company. LPC is actively working with its independent auditor to address outstanding matters and complete the filing of its Form 10-K as quickly as possible. Concurrently, the Company is preparing to file its 10-Q for 1Q25. The key areas under review for the audit are:

●	The audit of CMS’s historical revenue recognition practices under prior ownership prior to the November Transaction
●	The determination of a gain associated with the December 31, 2024 valuation of the acquired CMS assets, based on their performance since the November Transaction.

About Laser Photonics Corporation

Laser Photonics is a vertically integrated manufacturer and R&D Center of Excellence for industrial laser technologies and systems. Laser Photonics seeks to disrupt the $46 billion, centuries-old sand and abrasives blasting markets, focusing on surface cleaning, rust removal, corrosion control, de-painting and other laser-based industrial applications. As a result, Laser Photonics has gained a reputation as a leader in industrial laser systems with a brand that stands for quality, technology and product innovation. Currently, world-renowned and Fortune 1000 manufacturers in the aviation, automotive, medical, defense, energy, maritime, nuclear and space industries are using Laser Photonics’ “unique-to-industry” systems. For more information, visit https://www.laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), including statements regarding the Company’s plans, prospects, potential results and use of proceeds. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. These risks include, without limitation, those described under the caption “Risk Factors” in the Registration Statement. Any reader of this press release is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release except as required by applicable laws or regulations.

Investor Relations and Media Contact:

Brian Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR

(346) 396-8696
laser@haydenir.com